Exhibit 99.1

Catasys Announces First Quarter 2015 Financial Results

Reports 118% Year Over Year Increase in Revenue

Growth Driven by 67% Increase in Enrollment, Expansion of OnTrak Program with a Leading National Health Plan, Adding New Behavioral Health Condition

LOS ANGELES, May 18, 2015 /PRNewswire/ -- Catasys, Inc. (OTCQB: CATS), provider of proprietary health management services to health insurers and employers, today reported its first quarter 2015 financial results for the period ended March 31, 2015.

First Quarter 2015 Financial and Operational Highlights:

o	67% increase in enrollment for the first three months ended March 31, 2015 compared with the first three months ended March 31, 2014.

o	118% increase in recognized revenue to $433,000 for the first quarter 2015, compared to $199,000 for the first quarter 2014.

o	Deferred revenue of $515,000 at March 31, 2015, compared with $354,000 at March 31, 2014.

o	Cash and cash equivalents in the total of $84,000 at March 31, 2015.

o	In April 2015, the Company closed on a bridge note financing of approximately $2.0 million in gross proceeds used for repayment of outstanding indebtedness and working capital.

o	Expanded its Wisconsin program with a national health plan to include its Medicare Advantage members.

o	Signed an agreement with a new customer in Illinois which is anticipated to commence enrollment during the third quarter of 2015.

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Expanded OnTrak program in Kansas with a leading national health insurance company to include members with anxiety diagnosis. Expansion of OnTrak into anxiety and depression are expected to increase the Company’s potential market by approximately 4x.

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Currently operating in nine states, including Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia, and Wisconsin; and recently signed an agreement to expand its program into Illinois.

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Management expects continued organic growth from its sales pipeline of approximately 10 million covered lives; with 4 million in advanced stages of discussion. This pipeline is composed of existing customers that recognize the potential value of the Company’s program and are considering expansion to potential new customers.

Rick Anderson, President and COO said, “We experienced a strong start in 2015 and this quarter demonstrates the progress we’ve made with our OnTrak program. This includes the expansion in Illinois and Wisconsin and the addition of a new behavioral health condition to our OnTrak program, which is anticipated to substantially increase our market opportunity. We recently co-presented with Humana a poster at the American Society of Addiction Medicine on a retrospective study of our OnTrak program citing the potential improvements in patient health and cost benefits over their case management alone. We are pleased with the traction we have been gaining and will continue to focus on growing our Commercial Equivalent Lives and enrollment.”

First Quarter 2015 Results of Operations

For the first quarter ended March 31, 2015 total revenues increased by 118% to $433,000 compared with $199,000 for the first quarter 2014. Total revenue increases were driven by an increase in contracts in health plans covered and enrollment growth, including seven contracts that were operational during the period resulting in a significant increase. The Company reported a loss from continuing operations before income taxes of $(260,000), or $(0.01) per basic share and per diluted share, for the first quarter ended March 31, 2015, compared with a net income from continuing operations before income taxes of $2.4 million, or $0.12 per basic share and $0.08 per diluted share, for the first quarter of the prior year, primarily related to a decrease in the change in fair value of the Company’s warrant liability of $2.6 million.

Total operating expenses for the first quarter 2015 were $3.2 million compared with $1.6 million for the first quarter 2014, primarily due to higher cost of healthcare services due to increasing enrollment and general and administrative expenses.

General and administrative expense increased by $1.4 million for the three months ended March 31, 2015 compared with the same period in 2014 primarily due to non-cash compensation expense for stock option grants to the members of the board of directors.

About Catasys, Inc.
Catasys, Inc. provides specialized healthcare management services to health plans and employers through its OnTrak program. Catasys' OnTrak program—contracted with a growing number of health insurers—is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The program utilizes analytics to enroll and engage members in need of care and patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. Catasys currently operates OnTrak in Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia and Wisconsin and has recently contracted to expand to Illinois. For further information, please visit catasys.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintain existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

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